                       STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of November 11, 1997, by and between FRED R. SCHMID (the
"Purchaser") and TURTLEBACK MOUNTAIN GOLD CO., INC., an Arizona corporation (the "Corporation").

     1.   Purchase and Sale of Stock; Grant of Stock Options.

          (a) Upon the terms and conditions herein contained, on the date hereof, the Corporation hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Corporation, 135,000,000 shares of Common Stock (the "Stock") of the Corporation for a total purchase price of Ten Thousand Dollars ($10,000), payable on or before December 1, 1997. 33,750,000 shares of Stock of the Corporation are to be delivered to the Purchaser by the Escrow Agent upon payment of the full purchase price; 33,750,000 shares of Stock of the Corporation are to be delivered to the Purchaser by the Escrow Agent on or before May 31, 1998; 33,750,000 shares of Stock of the Corporation are to be delivered to the Purchaser by the Escrow Agent on or before December 1, 1998; and 33,750,000 shares of Stock of the Corporation are to be delivered to the Purchaser by the Escrow Agent on or before May 31, 1999. If the Purchaser has permanently terminated his association with the Corporation prior to May 31, 1999 any shares of Stock of the Corporation still to be delivered to the Purchaser on the next or forthcoming due dates shall be returned to the Corporation for cancellation and any unused portion of the purchase price shall be remitted to the Purchaser at the rate of $.000074 for each share returned to the Corporation under this paragraph 1(a).

          (b) The Corporation hereby grants to the Purchaser options (the "Stock Options") to purchase (i) up to 40,000,000 shares of the Stock during the ten year period commencing on the second anniversary of the date of this Agreement for the exercise price of one cent ($0.01) per share, and (ii) up to 40,000,000 additional shares of the Stock during the ten year period commencing on the third anniversary of the date of this Agreement for the exercise price of two cents ($0.02) per share.

          (c) The Stock Option shall be protected against dilution in the case of stock splits.

     2.   Closing.

          The closing of the purchase of Stock contemplated by paragraph 1(a) hereof shall be held at the offices of the Corporation, 528 Fon du Lac Drive, East Peoria, Illinois 62611, at 10:00 a.m. on the date hereof (the "Closing Date"). On the Closing Date. the Corporation shall execute, issue and deliver to the Purchaser a fully signed copy of this Agreement and a stock certificate registered in the name of the Purchaser for 135,000,000 shares of the Stock and legend to reflect the Purchaser's representation in Section 4. The Purchaser shall execute and deliver to the Corporation a signed copy of this Agreement and his check for

$10,000 dated on or before December 1, 1997. The stock certificate shall be placed in escrow with Berlack, Israels and Liberman, LLP, ("Escrow Agent"),120 West 45th Street, New York, New York 10036, Attention Jesse Meer, Esq. with instructions to release the shares of Stock as noted in paragraph 1(a) herein.

     3.   Representations, Warranties, Covenants of Corporation.

          The Corporation represents and warrants to and Covenants with the Purchaser as follows:

          (a) The Corporation is a corporation duly organized, validly existing, and in good standing under the laws of Arizona and has all necessary corporate power to own its properties and to carry on its business as now owned and operated by it. The Corporation's principal office is at its address set forth in Section 6 hereof.
The Corporation has 3,000,000,000 shares of Stock authorized under its certificate of incorporation, of which 898,000,000 shares are currently issued and outstanding, and 800,000,000 shares are reserved for issuance upon the exercise of common stock purchase warrants that are currently issued and outstanding.

          (b) Attached to this Agreement are (i) the audited financial statements of the Corporation as of December 31, 1996 and for the twelve month period then ended, and (ii) the unaudited financial statements of the corporation as of September 30, 1997 and for the nine month period then ended. Such financial statements fairly present the Corporation's financial condition as of the dates specified, and its operating results for the periods ending on such dates, all in accordance with generally accepted accounting principles consistently applied.

          (c) The execution, delivery and performance of this Agreement and the issuance and sale of 135,000,000 shares of the Stock hereunder and the grant of the Stock Options to purchase up to 80,000,000 additional shares of the Stock hereunder have been duly authorized by the Corporation's board of directors, and will not violate (i) the Corporation's certificate of incorporation, bylaws and the proceedings (minutes and consents) of its board of directors and stockholders, (ii) any agreement to which the Corporation is a party or by which it or its properties are bound, or (iii) any administrative or judicial order binding on the Corporation. This Agreement is the valid and binding obligation of the Corporation and is enforceable against it in accordance with its terms.

          (d) The Stock (including the Stock underlying the Stock Options hereby granted), when issued and paid for in accordance with this Agreement, will be, in all respects, duly authorized and validly issued, full paid and non-assessable. The 80,000,000 shares of the Stock underlying the Stock Options have been duly reserved for issuance upon the exercise of such options and are not available for any other purpose.

          (e) The Corporation shall submit the Stock Options granted to the Purchaser hereunder to the stockholders of the Corporation for their approval before the end of 1997, and the Corporation shall use its best efforts to obtain the requisite stockholder approval of the Stock Options.

     4.   Investment Representation.

          The Purchaser represents and warrants to the Corporation that the Purchaser is purchasing the Stock (including any Stock he may elect to purchase upon exercising his Stock Options granted hereunder) for investment and not with a view to reselling or otherwise distributing the Stock and acknowledges that the Corporation has relied on such representation and warranty for the purpose of issuing the Stock without registration under federal law or qualification under state law.

     5.   Buy-back; Right of First Refusal.

          The Corporation shall cause the Purchaser to be elected an executive officer or a director of the Corporation as of the date of this Agreement. If the Purchaser ceases to be affiliated with the Corporation in such capacity at any time during the term of this Agreement, then, in such event, the Purchaser shall be subject to no further restrictions regarding the sale or other disposition of his shares of Stock of the Corporation, other than restrictions that may be imposed upon him under the Securities Act; provided, however, that, for a period of twelve months following the date Purchaser ceases to be affiliated with the Corporation, he shall offer any shares he proposes to sell, in writing, at such price and on such terms as the Purchaser reasonably believes a willing buyer would buy such shares, to the Corporation which shall be deemed to have a right of first refusal with respect to such shares of Stock of the Corporation, and shall consider and either accept or reject any such offer within ten calendar days of the date he gives notice to the Corporation. If such offer is rejected by the Corporation then the Purchaser shall be free to sell or otherwise dispose of his shares.

          The Purchaser shall offer any Stock Options he proposes to sell, in writing, at such price and on such terms as the Purchaser reasonably believes a willing buyer would buy such options, to the Corporation which shall be deemed to have a right of first refusal with respect to such options, and shall consider and either accept or reject any such offer within ten calendar days of the date he gives notice to the Corporation. If such offer is rejected by the Corporation then the Purchaser shall be free to sell or otherwise dispose of his Stock Options.

     6.   Notices.
          Any notice, request, demand, or other communication given pursuant hereto by any of the parties hereto to any other party hereto shall be in writing and shall be delivered personally, certified mail return receipt requested, or by telex/facsimile transmission with all charges prepaid, to the address set forth below:

If to the Purchaser:     Fred R. Schmid
                         14 Hewlett Drive
                         East Williston, New York 11596

With a copy to:          Jesse R. Meer, Esq.
                         Berlack, Israels & Liberman LLP
                         120 West 45th Street, 29th Fl.
                         New York, New York 10036

If to the Corporation:   Turtleback Mountain Gold Co., Inc.
                         528 Fon du Lac Drive
                         East Peoria, Illinois 61611
                         Attention:   Dale L. Runyon, Chairman

With a copy to:          David N. Heap, Esq.
                         Fennemore Craig
                         3303 North Central Avenue, Suite 2606
                         Phoenix, AZ 85012

or to such other address as hereafter shall be furnished as provided herein by any of the parties hereto to the other parties hereto. All notices, requests, demands, and other communications under this Agreement shall be deemed to have been given on the date of service if personally served on the party to whom notice is to be given, or within five calendar days after mailing, if mailed to the party to whom notice is to be given, by certified mail, return receipt requested, postage prepaid, properly addressed to the party at its address set forth above, or within 24 hours after transmission by telex/facsimile transmission to the address set forth above, with all charges prepaid.

     7.   Miscellaneous.

          (a) Each of the parties hereto agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this agreement.

          (b) The provisions of this Agreement may not be waived, altered, amended or repealed, in whole or in part, except with the written consent of all parties to this Agreement.

          (c) This Agreement shall be binding on, and shall inure to the benefit of, the Corporation and the Purchaser and their respective successors and, subject to paragraph (f) below, assigns.

          (d) This Agreement shall be construed in accordance with the laws of the State of Arizona. To the extent permitted by applicable law, each party hereby irrevocably submits generally and unconditionally to the non-exclusive jurisdiction of any Arizona state court or any United States federal court sitting in the State of Arizona.

          (e) This Agreement, including the attachment(s) hereto, contain all of the terms and conditions agreed on by the parties hereto with reference to the subject matter hereof. No other agreements not specifically referred to herein, oral or otherwise, shall be deemed to exist or bind any of the parties hereto. No officer, employee or partner of any party has any authority to make any representation or promise not contained in this Agreement, and each of the parties hereto agrees that it has not executed this Agreement in reliance upon any such representation or promise.

          (f) This Agreement shall not be assignable or assigned by the Corporation without the prior written consent of the Purchaser or by the Purchaser without the prior written consent of the Corporation.

          IN WITNESS WHEREOF, this Stock Purchase Agreement has been signed and delivered by the parties hereto as of the date first above written.

                         TURTLEBACK MOUNTAIN GOLD CO., INC.


                         By:       /s/ Dale L.  Runyon
                         Name:     Dale L. Runyon
                         Title:    Chairman of the Board


                         /s/ Fred R.  Schmid
                         FRED R. SCHMID

Witnessed:

_____________________________